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                                                                   Exhibit 3.270

                       RESTATED ARTICLES OF INCORPORATION

     GARY TOWLE, M.D. and DANIEL ROSEN, M.D. hereby certify that:

     1. They are the President and the Secretary, respectively, of HELIX PHYSICIANS MEDICAL GROUP, INC., a California corporation formed on March 23, 1994, California corporation number 1884412.

     2. The Articles of Incorporation of this corporation are hereby amended and restated to read as follows:

                                       "I.

     The name of this corporation is: HELIX PHYSICIANS MANAGEMENT, INC.

                                       II.

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III.

     This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is One Hundred Thousand (100,000).

                                       IV.

     The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     Any repeal or modification of the provisions of this Article IV shall not adversely affect any rights or protections to which the corporation's directors were entitled prior to such repeal or modification.

                                       V.

     This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to this corporation and its stockholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code,

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subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

     Any repeal or modification of this Article V shall not adversely affect any rights or protections to which the corporation's agents were entitled prior to such repeal or modification."

     3. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the Board of Directors of the corporation.

     4. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the required vote of the shareholders, in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of each class of the corporation entitled to vote on the foregoing amendment is Six Hundred Eighty-two (682), consisting of Five Hundred Two (502) Series A Common shares and One Hundred Eighty (180) Series B Common shares. The total number of shares of each class voting in favor of the amendment equaled or exceeded the vote required, which percentage vote required was more than fifty percent (50%).

     Each of the undersigned declares under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing certificate are true and correct of his own knowledge.

DATED: 1/3/00


                                        /s/ Gary Towle
                                        ----------------------------------------
                                        GARY TOWLE, M.D.
                                        President


                                        /s/ Daniel Rosen
                                        ----------------------------------------
                                        DANIEL ROSEN, M.D.
                                        Secretary


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